Exhibit 99.1

Contact:	Tom Travis	Jennifer Minx or Kate Stouffer
	International Bancshares Corporation	KGBTexas Public Relations
	(405) 841-2999	(210) 826-8899

INTERNATIONAL BANCSHARES CORPORATION

COMPLETES ACQUISITION OF LOCAL FINANCIAL CORPORATION

(June 21, 2004) LAREDO, Texas — International Bancshares Corporation (NASDAQ: IBOC) announced today the successful completion of its acquisition of Local Financial Corporation (NASDAQ: LFIN), a move that firmly establishes IBC as one of the largest independent banks based in Texas and Oklahoma. The acquisition increased IBC’s assets to approximately $9.5 billion on a pro forma basis, without giving effect to purchase accounting adjustments, from $6.6 billion as of March 31, 2004, and brought its total number of branches from 109 to 161 in Texas and Oklahoma.

“We are excited that the acquisition of LFIN is completed,” said IBC Chairman, CEO and President Dennis E. Nixon. “By expanding into Oklahoma, we are reinforcing our position along the NAFTA – IH 35 trade corridor, which is one of the fastest growing sectors in America. Our continued expansion and profitability serve as a testament to our strong commitment to deliver value to our shareholders and add depth to the strong customer base IBC enjoys.”

The branches of LFIN’s former bank subsidiary, Local Oklahoma Bank, began operating as branches of IBC Bank at the close of business on Friday, June 18.  IBC’s personal bankers will continue to offer the same superior customer service to which Local Oklahoma Bank’s customers have been accustomed.

“We are excited about the opportunity to become deeply involved in Oklahoma and the wonderful communities that we serve. We look forward to delivering on our motto ‘We Do More,’” said IBC Bank–Oklahoma President and CEO Thomas L. Travis.

LFIN shareholders will receive an aggregate of approximately $274.9 million in cash and approximately 2.15 million shares of IBC common stock in the transaction.  Under the terms of the merger agreement, LFIN shareholders were entitled to elect to receive either cash or IBC shares in the merger, subject to the requirement that 75% of LFIN’s shares be exchanged for cash and 25% be exchanged for IBC stock.  Based on the elections of LFIN shareholders and the terms of the merger agreement, LFIN shareholders who elected to receive IBC shares in the merger and LFIN shareholders who did not timely make a cash/stock election will be exchanged entirely for IBC shares.  As to those LFIN shares for which an election to receive cash was timely made, each such share will be exchanged for approximately $20.59 in cash and 0.033 shares of IBC common stock.  The exchange rate for those LFIN shareholders receiving IBC shares in the merger is 0.5170 shares of IBC common stock for each share of LFIN.

As of March 31, 2004, LFIN had total assets of $2.9 billion and loans of $2.2 billion.  Prior to the merger, LFIN provided a full range of commercial and personal banking services at 52 locations across Oklahoma. Its primary markets included Oklahoma’s largest population and business centers: Oklahoma City, Tulsa and Lawton, as well as cities from Miami in the northeastern corner of the state, to Elk City in the west and Ardmore in southern Oklahoma.

This document and information on IBC’s Web site may contain forward-looking information (including information related to plans, projections or future performance of IBC and its subsidiaries and planned market opportunities, employment opportunities and synergies from the acquisition of LFIN), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, IBC’s results could differ materially from IBC’s expectations in these statements. IBC does not assume any obligation and does not intend to update these forward-looking statements. For further information, please see IBC’s reports filed with the Securities and Exchange Commission (SEC) pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s Web site at www.sec.gov.